Exhibit 8.1

Karooooo Limited Subsidiary Companies FY2026

1	Cartrack Holdings (Pty) Ltd

2	Cartrack (Pty) Ltd

3	Cartrack Manufacturing (Pty) Ltd

4	Cartrack Telematics (Pty) Ltd

5	Cartrack Insurance Agency (Pty) Ltd

6	Cartrack Namibia (Pty) Ltd

7	Cartrack Australia (Pty) Ltd

8	Cartrack New Zealand Limited

9	Cartrack Tanzania Limited

10	Cartrack Ireland Limited

11	Cartrack Malaysia SDN. BHD

12	Cartrack Vietnam Limited Liability Company

13	Cartrack Portugal SA

14	Cartrack Espana S.L.U (Spain)

15	Cartrack Inc. (USA)

16	Cartrack Polska SP.ZO.O (Poland)

17	Cartrack Limitada (Mozambique)

18	Cartrack (Cambodia) Co. Ltd.

19	Cartrack Swaziland (Pty) Ltd

20	Cartrack Investments (UK) Limited (United Kingdom)

21	Cartrack Technologies Pte Ltd (Singapore)

22	Cartrack Technologies (Thailand) Pte. Ltd

23	Cartrack Technologies South East Asia Pte. Ltd

24	PT Cartrack Technologies Indonesia

25	Cartrack Technologies Zambia Limited

26	Cartrack Technologies Phil Incorporated (Philippines)

27	Cartrack Technologies China Limited

28	Cartrack Technologies LLC (UAE)

29	Cartrack Engineering Technologies Limited (Nigeria)

30	Cartrack for Information Technology (Kingdom of Saudi Arabia)

31	Carzuka.com. Pte. Ltd (Singapore)

32	Karooooo Logistics (Pty) Ltd

33	Karooooo Cartrack Limited (Uganda)

34	Karooooo Management Company Pte. Ltd (Singapore)

35	Karooooo (Pty) Ltd

36	Karooooo Technologies (Pty) Ltd

37	Karooooo Kenya Limited

38	Karu Holdings (Pty) Ltd

39	Karu.Com Unipessoal LDA (Portugal)

40	Purple Rain Properties no 444 (Pty) Ltd

41	Auto Club LDA (Mozambique)

42	Combined Telematics Services (Pty) Ltd

43	Cartrack Academy (Pty) Ltd

44	CTK Shell 2 (Pty) Ltd

45	Cartrack Management Services (Pty) Ltd

46	Cartrack Prevrod LDA (Portugal)